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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Tribune Company
(Name of Registrant as Specified In Its Charter)

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March 24, 2006

Dear Shareholder:

You are invited to attend the 2006 Annual Meeting of Shareholders of Tribune Company. The meeting will be held on Tuesday, May 2, 2006, at 11:00 a.m., Central time, at Tribune Tower, 435 North Michigan Avenue, Chicago, Illinois.

At the meeting, we will report on Tribune's 2005 performance and address questions and comments from shareholders. We will also consider the formal items of business described in the accompanying notice and proxy statement.

Kathryn C. Turner has elected to resign as a director at the May Board meeting. We appreciate the dedication and commitment with which Kathryn served Tribune and wish her well in future endeavors.

Miles D. White joined our Board in July 2005. Miles is the Chairman and Chief Executive Officer of Abbott Laboratories and has served in various management positions since joining Abbott in 1984. We are fortunate to have another talented and experienced executive serving Tribune shareholders.

Regardless of your plans for attending the meeting in person, it is important that your shares be represented at the meeting. Voting your shares by proxy will enable you to vote on the business to be transacted at the meeting whether or not you attend.

We look forward to seeing you at the meeting.

Sincerely,

Dennis J. FitzSimons
 Chairman, President and Chief Executive Officer

NOTICE OF THE 2006
ANNUAL MEETING OF SHAREHOLDERS

The 2006 Annual Meeting of Shareholders of Tribune Company will be held at Tribune Tower, 435 North Michigan Avenue, Chicago, Illinois at 11:00 a.m., Central time, on Tuesday, May 2, 2006, for the purpose of considering and voting on the following matters:

1.
Election of four directors;

2.
Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants;

3.
A shareholder proposal concerning Tribune's classified Board of Directors; and

4.
Other matters that may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 7, 2006 are entitled to vote at the meeting or any adjournment thereof. Although an admission ticket is not required, you will be asked to confirm your identity and stock ownership prior to entering the meeting. If you hold your shares through a broker, please bring a copy of a brokerage statement reflecting your stock ownership as of March 7, 2006.

Whether or not you plan to attend the meeting in person, we urge you to vote your shares on the Internet, by telephone or by returning the enclosed proxy card in the envelope provided. The proxy card contains instructions regarding all three methods of voting.

Shareholders will be admitted to the meeting on a first-come, first-served basis, starting at 10:30 a.m., Central time.

By Order of the Board of Directors,

Crane H. Kenney
 Senior Vice President, General Counsel
and Secretary

March 24, 2006

WEBCAST OF ANNUAL MEETING A live Webcast of the meeting will be available at www.tribune.com

TABLE OF CONTENTS

About the Meeting	1
Stock Ownership	4
Management Ownership	4
Principal Shareholders	5
Section 16(a) Beneficial Ownership Reporting Compliance	5
Related Transactions	5
Corporate Governance	6
Overview	6
Director Independence	6
Communicating with the Board of Directors	8
Board of Directors	9
Board, Board Committees and Meetings	11
Director Compensation	13
Stock Ownership	14
Certain Relationships and Related Transactions	14
Proposals to be Voted Upon	15
Proposal One—Election of Directors	15
Proposal Two—Ratification of the Selection of Independent Accountants	15
Proposal Three—Shareholder Proposal Concerning Tribune's Classified Board of Directors	15
Audit Committee	17
Report of the Audit Committee	17
Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non- Audit Services of Independent Accountants	18
Fees Paid to Independent Accountants	19
Executive Compensation	20
Report of the Compensation & Organization Committee	20
Summary Compensation Table	24
Option Grants in Last Fiscal Year	25
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	26
Pension Plan Information	26
Severance Arrangements	26
Stock Performance Graph	28
Shareholder Proposals and Director Nominations	29
Proxy Solicitation Expenses and Electronic Delivery	29
Annual Report	30
Annex A—Audit Committee Charter	A-1

435 North Michigan Avenue
Chicago, Illinois 60611

PROXY STATEMENT

This proxy statement contains information relating to the 2006 Annual Meeting of Shareholders of Tribune Company to be held at Tribune Tower, 435 North Michigan Avenue, Chicago, Illinois on Tuesday, May 2, 2006 at 11:00 a.m., Central time, or any adjournment thereof, for the purposes set forth in the accompanying notice. This proxy statement and the accompanying proxy card are being delivered to shareholders on or about March 24, 2006. The Tribune Board of Directors is making this proxy solicitation.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will be asked to vote on the election of four directors, the ratification of the selection of PricewaterhouseCoopers LLP to serve as Tribune's independent accountants for 2006 and a shareholder proposal concerning Tribune's classified Board of Directors, each as outlined in the accompanying notice. In addition, management will report on Tribune's 2005 performance and respond to questions and comments from shareholders.

Shareholders may also be asked to consider other matters that may properly come before the meeting or any adjournment thereof. As of the date of this proxy statement, the Board of Directors is not aware of any other matters that will be presented at the meeting.

Who can attend the meeting?

All shareholders as of the record date, March 7, 2006, or their duly appointed proxies, can attend the meeting. Seating, however, is limited and admission to the meeting will be on a first-come, first-served basis. Shareholders will be admitted to the meeting, starting at 10:30 a.m., Central time. Please note that if you hold your shares through a broker, you will not be admitted to the meeting unless you bring a copy of a brokerage statement reflecting your stock ownership as of March 7, 2006.

Who is entitled to vote at the meeting?

All common shareholders of record at the close of business on the record date, March 7, 2006, are entitled to vote at the meeting. On that date there were 302,338,211 shares of Tribune common stock outstanding. With regard to all matters submitted to a vote at the meeting, holders of common stock are entitled to one vote per share. Holders of shares of any series of Tribune's preferred stock are not entitled to vote at the meeting.

What constitutes a quorum?

The annual meeting will only be held if a quorum is present. The presence, in person or by proxy, of shareholders having a majority of the votes entitled to be cast at the meeting will constitute a quorum to conduct business. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. At this year's meeting, brokers will have discretionary voting authority with respect to the election of directors and the ratification of the selection of independent accountants, but will not have discretionary voting authority with respect to the shareholder proposal concerning Tribune's classified Board of Directors.

How do I vote?

Shareholders of record can vote in person, on the Internet, by telephone or by mail. To vote by mail, complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope. To vote by telephone or on the Internet, follow the instructions on the proxy card. You may specify whether your shares should be voted for all, some or none of the nominees for director, whether your shares should be voted for or against the proposal to ratify the selection of independent accountants and whether your shares should be voted for or against the shareholder proposal concerning Tribune's classified Board of Directors. Your shares will be voted as you indicate. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your shares in accordance with the Board's recommendations.

You have the right to revoke your proxy at any time before the meeting by:

  •
  delivering a written notice of revocation to Tribune's corporate secretary;
  •
  voting in person by ballot at the meeting;
  •
  returning a later-dated proxy card; or
  •
  entering a new vote by telephone or on the Internet.

If you hold shares through a broker, your broker will instruct you as to how your shares may be voted by proxy, including whether telephonic or Internet voting options are available, and as to how your proxy may be revoked. If you would like to vote in person at the meeting, you must obtain a proxy from your broker and bring it to the meeting.

How do I vote my shares in Tribune's Employee Benefit Plans?

If you hold shares in a Tribune employee benefit plan, such as the Tribune Company Employee Stock Purchase Plan or a 401(k) savings plan, you are entitled to instruct the appropriate plan trustee or nominee how to vote the shares you hold under these plans. Plan participants may give instructions to the appropriate plan trustee or nominee by mail, by telephone or on the Internet by following the procedures described on the proxy card.

Any participant may revoke or modify such instructions prior to April 28, 2006 by delivering written notice to the trustee or nominee. The trustee or nominee will vote shares under Tribune's employee benefit plans in accordance with instructions that it receives by April 28, 2006. Shares held in a 401(k) savings plan for which no instructions are received by April 28, 2006 will be voted in the same proportion as the shares in each plan for which instructions are received. Shares held in the Employee Stock Purchase Plan for which no instructions are received by April 28, 2006 will not be voted.

How many shares are held by Tribune's Employee Benefit Plans?

Computershare Trust Company Inc. is the nominee of the Tribune Company Employee Stock Purchase Plan. The Northern Trust Company is the trustee of each of Tribune's 401(k) savings plans. As of the record date, March 7, 2006, the following shares were held in these plans:

Tribune Company Employee Stock Purchase Plan	3,623,591	shares
Tribune Company 401(k) Savings and Profit Sharing Plan	17,163,553	shares
Times Mirror Savings Plus Plan	2,021,914	shares
All other Tribune 401(k) savings plans	135,920	shares

Who will count the vote?

Computershare Trust Company, N.A., Tribune's transfer agent and registrar, will tabulate the votes and act as inspectors of election.

What vote is required to approve each matter to be voted on?

  •
  Election of Directors.  Directors are elected by a plurality of all votes cast at the meeting. This means that the four nominees receiving the highest number of votes cast will be elected. A properly executed proxy marked "WITHHELD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

  •
  Ratification of Selection of Independent Accountants and the Shareholder Proposal.  Ratification of the selection of PricewaterhouseCoopers LLP to serve as Tribune's independent accountants for 2006 and adoption of the shareholder proposal concerning Tribune's classified board of directors require the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote. A properly executed proxy marked "ABSTAIN" with respect to the ratification of the selection of independent accountants or adoption of the shareholder proposal will not be voted, although it will be counted for purposes of determining the number of shares represented in person or by proxy and entitled to vote. Accordingly, an abstention will have the same effect as a vote against such matters.

  •
  Other Proposals.  The required vote for approval of any other matter that may be properly presented at the annual meeting will depend on the nature of the proposal.

What are the Board's recommendations?

The Board of Directors recommends a vote FOR the election of the four nominees for director, FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as Tribune's independent accountants for 2006 and AGAINST the shareholder proposal concerning Tribune's classified Board of Directors. A detailed discussion of the reasons for the Board's recommendation against the shareholder proposal is contained on pages 15 and 16. With respect to any other matter that properly comes before the meeting or any adjournment thereof, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

STOCK OWNERSHIP

Management Ownership

The following table shows the beneficial ownership of Tribune stock by each director, each executive officer named in the summary compensation table and by all directors and executive officers as a group, in each case as of March 1, 2006. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Shares of Common Stock Beneficially Owned(1)(2)		Options Exercisable within 60 days
Jeffrey Chandler	8,241	(3)	19,200
Dennis J. FitzSimons	484,452	(4)(5)	1,507,286
Roger Goodan	14,486	(3)	45,200
Donald C. Grenesko	234,036	(5)	623,540
Enrique Hernandez, Jr.	8,419		15,200
Betsy D. Holden	5,818		7,200
Crane H. Kenney	47,080		480,192
Robert S. Morrison	10,260		11,200
William A. Osborn	9,317		11,200
John E. Reardon	58,384	(5)	316,234
J. Christopher Reyes	12,265		0
Scott C. Smith	219,643	(4)(5)	547,394
William Stinehart, Jr.	9,847	(3)(5)	31,700
Dudley S. Taft	88,018	(6)	35,200
Kathryn C. Turner	4,718		7,200
Miles D. White	3,666		0
Directors and Executive Officers as a group (21 persons)	1,509,647		5,266,356

(1)
On March 1, 2006, there were 302,336,211 shares of common stock outstanding. Each director and executive officer beneficially owns less than 1% of the common stock outstanding. The directors and executive officers as a group beneficially own approximately 2.2% of the common stock outstanding.

(2)
Includes shares of common stock beneficially owned by executive officers under the Tribune Company 401(k) Savings and Profit Sharing Plan. The executive officers have the right to direct the voting of shares allocated to their accounts.

(3)
Does not include 17,291,360 shares owned by Chandler Trust No. 1 and 19,012,775 shares owned by Chandler Trust No. 2 (see "Principal Shareholders").

(4)
Does not include 36,981,988 shares owned by the Robert R. McCormick Tribune Foundation and 4,300,800 shares owned by the Cantigny Foundation (see "Principal Shareholders").

(5)
Includes shares held by family members or in family trusts, as follows: Mr. FitzSimons, 3,285 shares; Mr. Grenesko, 450 shares; Mr. Reardon, 177 shares; Mr. Smith, 800 shares; and Mr. Stinehart, 4,360 shares.

(6)
Includes 73,247 shares held by Taft Broadcasting Company. Mr. Taft is the sole shareholder of Taft Broadcasting Company.

Principal Shareholders

The following table sets forth information with respect to each person or entity who is known to Tribune management to be the beneficial owner of more than 5% of Tribune common stock. All information is as of March 1, 2006.

	Number of Shares	Percent of Class(1)
Robert R. McCormick Tribune Foundation Cantigny Foundation (2) 435 North Michigan Avenue, Room 770 Chicago, IL 60611	41,282,788	13.65%
The Chandler Trusts (3) 350 West Colorado Boulevard, Suite 230 Pasadena, CA 91105	36,876,247	12.20%

(1)
On March 1, 2006, there were 302,336,211 shares of common stock outstanding.

(2)
The Robert R. McCormick Tribune Foundation owns 36,981,988 shares and the Cantigny Foundation owns 4,300,800 shares. The investment and voting power of each of the Robert R. McCormick Tribune Foundation and the Cantigny Foundation is vested in a board of five directors, consisting of Dennis J. FitzSimons, David D. Hiller, Scott C. Smith and two former Tribune officers. Mr. Hiller is the Publisher of the Chicago Tribune.

(3)
The trustees of Chandler Trust No. 1 share voting and investment power with respect to 17,291,360 shares and the trustees of Chandler Trust No. 2 share voting and investment power with respect to 19,012,775 shares. In addition, certain trustees beneficially own shares of common stock, as follows: Gwendolyn Garland Babcock, 3,174 shares; Jeffrey Chandler, 27,441 shares; Camilla Chandler Frost, 427,662 shares; Roger Goodan, 59,686 shares; William Stinehart, Jr., 41,547 shares; and Warren B. Williamson, 12,602 shares (see "Board of Directors—Certain Relationships and Related Transactions").

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations that no other filings were required to be made, all of Tribune's directors and executive officers complied during fiscal 2005 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except that an amended Form 3 was filed for John E. Reardon outside the prescribed filing deadline to report certain trust holdings inadvertently omitted from his initial Form 3.

Related Transactions

Tribune and its subsidiary, Chicago Tribune Company, lease office space and space for the McCormick Tribune Freedom Museum to the Robert R. McCormick Tribune Foundation and, together with other Tribune business units, provide services to the Robert R. McCormick Tribune Foundation. During 2005, the Foundation paid $2,266,135 to Tribune business units for the leased space and services.

CORPORATE GOVERNANCE

Overview

Tribune's Board of Directors operates within Board Governance Guidelines, which were first adopted in 2001. The Board Governance Guidelines contain general principles regarding the functions of Tribune's Board of Directors and Board committees, addressing such matters as director qualifications and independence, director and committee responsibilities, Board and Board committee composition, director compensation, executive sessions and annual performance evaluations. Together with Tribune's By-Laws and the charters of the Audit Committee, the Compensation & Organization Committee and the Nominating & Governance Committee, Tribune's Board Governance Guidelines serve as the foundation for Tribune's corporate governance practices.

Tribune's employees and directors must comply with a Code of Business Conduct that was first adopted in 1988. The Code of Business Conduct embodies Tribune's long-standing commitment to high standards of ethical conduct and business practices. Tribune also has in place a Code of Ethics for its CEO and Senior Financial Officers that is designed to promote honest and ethical conduct and full, accurate and timely disclosure in public filings and other communications.

Tribune's corporate governance practice is fully compliant with the rules and requirements of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE"). The Board continually reviews Tribune's polices to ensure that Tribune's corporate governance practices remain sound.

All of Tribune's current corporate governance documents and policies, including the Board Governance Guidelines, committee charters, Code of Business Conduct and Code of Ethics described above, are available on Tribune's website at www.tribune.com and in print to any shareholder who requests them. Tribune's website also includes links to Tribune's Certificate of Incorporation, By-Laws and SEC filings (including the CEO and CFO certifications required under the Sarbanes-Oxley Act of 2002 and director and executive officer Section 16 reports). Requests for printed copies of Tribune's corporate governance documents should be directed to our Corporate Relations Department, Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611, telephone (800) 757-1694.

Director Independence

Under Tribune's Board Governance Guidelines, the Board must have a majority of independent directors. A director is "independent" under the NYSE listing standards if the Board affirmatively determines that the director has no material relationship with Tribune directly or as a partner, shareholder or officer of an organization that has a relationship with Tribune. The Board has established categorical standards to assist it in determining director independence. According to these standards, a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of Tribune, or an immediate family member of the director is, or has been within the last three years, an executive officer of Tribune.

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Tribune, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  •
  The director or an immediate family member is a current partner of a firm that is Tribune's internal or external auditor, the director is a current employee of such a firm, the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice, or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on Tribune's audit within that time.

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Tribune's present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Tribune for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues.

  •
  The director is a current employee, or an immediate family member is a current executive officer, of a company which was indebted to Tribune, or to which Tribune was indebted, where the total amount of either company's indebtedness to the other, in any of the last three fiscal years, exceeded 5% or more of such other company's total consolidated assets.

  •
  The director or an immediate family member is a current officer, director or trustee of a charitable organization where Tribune's (or an affiliated charitable foundation's) annual discretionary charitable contributions to the charitable organization, in any of the last three fiscal years, exceeded the greater of $1 million or 5% of such charitable organization's consolidated gross revenues.

Direct or indirect ownership of even a significant amount of Tribune stock by a director who is otherwise independent as a result of the application of the foregoing standards will not, by itself, bar an independence finding as to such director.

The Board has determined that each director, other than Dennis J. FitzSimons, our Chairman, President and Chief Executive Officer, is independent under the Board's categorical standards. In making this determination, the Board reviewed all significant relationships between each non-management director and Tribune and affirmatively determined that no non-management director has a material relationship with Tribune directly or as a partner, shareholder or officer of an organization that has a relationship with Tribune. Further, the Board considered the relationships described under "Board of Directors—Certain Relationships and Related Transactions" on page 14. The Board has determined that these relationships are not material and do not cause any non-management director to be considered not independent under the Board's categorical standards.

Communicating with the Board of Directors

The annual meeting provides an opportunity each year for shareholders to ask questions of and communicate directly with members of Tribune's Board of Directors on matters relevant to Tribune. Pursuant to the Board Governance Guidelines, each director is expected to attend the annual meeting. Each of the eleven directors serving at the time of the 2005 annual meeting of shareholders and continuing in office following the annual meeting was in attendance.

In addition, shareholders may, at any time, communicate with the Chairman of the Nominating & Governance Committee, or non-management directors as a group, by writing to them at the following address:

    Chairman, Nominating & Governance Committee or
    Non-Management Directors of the Board of Directors of Tribune Company
    c/o Tribune Company
    435 North Michigan Avenue
    6th Floor
    Chicago, Illinois 60611
    312-222-4206 (fax)

Copies of written communications received by Tribune at the above address will be provided to the Chairman of the Nominating & Governance Committee or the non-management directors as a group unless they are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipients. Examples of shareholder communications that would be considered improper for submission include customer complaints, solicitations, communications that do not relate directly or indirectly to Tribune or its businesses or communications that relate to improper or irrelevant topics.

Tribune also maintains a telephone hotline through which investors and employees may submit confidential and anonymous complaints regarding suspected illegal or unethical behavior or other violations of Tribune policy, including complaints regarding accounting or auditing matters and alleged violations of Tribune's Code of Business Conduct. All reports will be reviewed and investigated under the direction of an internal compliance committee comprised of representatives from Tribune's legal, internal audit and human resources departments. Any significant complaints regarding Tribune's accounting, internal accounting controls or auditing matters will be reported to the Audit Committee of the Board of Directors. The telephone number for this hotline is (800) 216-1772.

BOARD OF DIRECTORS

The following descriptions of the business experience of our nominees and continuing directors include the principal positions they have held from March 2001 to the date of this proxy statement.

Jeffrey Chandler President and Chief Executive Officer of Chandler Ranch Co., one of the largest growers of avocados in California, since 1984. Class of 2007. Age: 64. Director since 2000.

Dennis J. FitzSimons (Nominee)
Chairman (since January 2004), Chief Executive Officer (since January 2003), President (since July 2001), Chief Operating Officer (from July 2001 until December 2002) and Executive Vice President (from January 2000 until July 2001) of Tribune Company; President of Tribune Broadcasting Company, a subsidiary of Tribune Company, from May 1997 until January 2003. Age: 55. Director since 2000.

Roger Goodan
Consultant to various global energy services firms, since December 2001; Vice President of Schlumberger Oilfield Services, a services and technology supplier to the international petroleum industry, from December 2000 until his retirement in December 2001; Executive in operations, engineering and finance positions throughout Schlumberger from 1973 until December 2000. Director of Hydril Company. Class of 2008. Age: 60. Director since 2000.

Enrique Hernandez, Jr.
Chairman and Chief Executive Officer of Inter-Con Security Systems, Inc., an international provider of high-end security and facility support services to government, utilities and industrial customers, since 1986; Co-founder and principal partner of Interspan Communications, a television broadcasting company serving Spanish-speaking audiences, since 1998. Director of McDonald's Corporation, Nordstrom, Inc. and Wells Fargo & Company. Class of 2008. Age: 50. Director since 2001.

Betsy D. Holden (Nominee)
President-Global Marketing and Category Development of Kraft Foods Inc., a food business unit of Altria Group Inc., from January 2004 through June 2005; Co-Chief Executive Officer of Kraft Foods Inc. from March 2001 until December 2003; President and Chief Executive Officer of Kraft Foods North America from May 2000 until December 2003. Age: 50. Director since 2002.

Robert S. Morrison (Nominee)
Interim Chairman and Chief Executive Officer of 3M Company, a diversified technology company, from June 2005 until December 2005. Vice Chairman of PepsiCo, Inc., a processor of packaged foods and beverages, and Chairman of PepsiCo Beverages and Foods North America from August 2001 until his retirement in February 2003; Chairman, President and Chief Executive Officer of The Quaker Oats Company from October 1997 until its merger with PepsiCo in August 2001. Director of 3M Company, Aon Corporation and Illinois Tool Works, Inc. Age: 63. Director since 2001.

William A. Osborn
Chairman and Chief Executive Officer of Northern Trust Corporation, a multibank holding company, and its principal subsidiary, The Northern Trust Company, since October 1995. Director of Caterpillar Inc., Nicor Inc. and Northern Trust Corporation, and a Class A Director of the Federal Reserve Bank of Chicago. Class of 2007. Age: 58. Director since 2001.

J. Christopher Reyes
Chairman of Reyes Holdings, LLC, a food and beverage distribution company, since 1997. Director of The Allstate Corporation, Fortune Brands, Inc. and Wintrust Financial Corporation. Class of 2008. Age 52. Director since 2005.

William Stinehart, Jr. (Nominee) Partner in the law firm of Gibson, Dunn & Crutcher LLP from 1977 until his retirement in December 2004. Age: 62. Director since 2000.

Dudley S. Taft
President and Director of Taft Broadcasting Company, an investor in media and entertainment companies, since 1987. Director of CINergy Corp., Fifth Third Bancorp and UNIFI Mutual Holding Company. Class of 2008. Age: 65. Director since 1996.

Miles D. White
Chairman and Chief Executive Officer of Abbott Laboratories, a broad-based medical products and pharmaceutical company, since 1999. Chairman of the Federal Reserve Bank of Chicago. Director of Abbott Laboratories and Motorola, Inc. Class of 2007. Age: 51. Director since 2005.

Board, Board Committees and Meetings

At the July 2005 Board meeting, the Board approved a restructuring of the standing Board Committees in order to improve overall efficiency and strengthen Tribune's corporate governance. In connection with the restructuring, the Board divided the compensation, nominating and governance functions of the former Governance and Compensation Committee into two separate committees, the Compensation & Organization Committee and the Nominating & Governance Committee, and disbanded the Finance Committee, which did not meet in 2005. The former Governance and Compensation Committee met three times in 2005. As a result of the restructuring, the Board currently has standing Audit, Compensation & Organization, Executive and Nominating & Governance Committees.

The Board held nine meetings during 2005. Under Tribune's Board Governance Guidelines, directors are expected to attend all Board meetings and all meetings of committees on which they serve. Each incumbent director attended at least 75% of the total number of meetings of the Board and its committees on which he or she served during 2005.

In addition, Tribune's independent directors meet in executive sessions without management on a regularly scheduled basis and as they otherwise deem appropriate. The Board, by resolution of a majority of the non-employee directors, designates one non-employee director to preside at the executive sessions. William A. Osborn has been so designated to preside at these sessions. The independent directors met in seven executive sessions in 2005.

Audit Committee

The function of the Audit Committee includes reviewing and monitoring Tribune's financial reporting and accounting practices and internal controls, as more fully described in the Report of the Audit Committee on page 17. The Audit Committee operates under a written charter that is annually reviewed by the committee. The current charter is attached as Annex A to this proxy statement and is also available on Tribune's website at www.tribune.com.

Betsy D. Holden, William A. Osborn (chairman), Dudley S. Taft and Kathryn C. Turner currently serve on the Audit Committee. The Board has determined that all members of the Audit Committee are independent within the meaning of the NYSE listing standards and satisfy the NYSE's financial literacy and financial management or expertise criteria. In addition, the Board has determined that each of Ms. Holden, Mr. Osborn and Mr. Taft is an "audit committee financial expert" as defined in applicable securities laws, rules and regulations. The Audit Committee met eight times in 2005.

Compensation & Organization Committee

The function of the Compensation & Organization Committee includes reviewing the performance and compensation of Tribune's chief executive officer, consulting with the chief executive officer with respect to the compensation of other Tribune executives and key employees and administering Tribune's incentive compensation and other employee benefit plans. The committee also makes recommendations to the Board with respect to the compensation of non-employee directors.

The Compensation & Organization Committee operates under a written charter that is annually reviewed by the committee. The current charter is available on Tribune's website at www.tribune.com.

Jeffrey Chandler, Enrique Hernandez, Jr., Robert S. Morrison (chairman), J. Christopher Reyes and Miles D. White currently serve on the Compensation & Organization Committee. The Board has determined that all members of the Compensation & Organization Committee are independent within the meaning of the NYSE listing standards. The Compensation & Organization Committee met two times in 2005, in addition to the three meetings of the former Governance and Compensation Committee that were held prior to the committee restructuring.

Nominating & Governance Committee

The function of the Nominating & Governance Committee includes serving as Tribune's nominating committee for all directors other than those nominated by the Chandler Trusts (see "Certain Relationships and Related Transactions" on page 14), and in that capacity identifies and recommends Board candidates. In performing this function, the Nominating & Governance Committee seeks nominees from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated, be selected based upon contributions they can make to the Board and management and be free from relationships or conflicts of interest that could interfere with the director's duties to Tribune and its shareholders. The committee also considers the independence of the candidates in order to ensure that Tribune's Board satisfies applicable independence criteria. Although the committee considers the views of Tribune's chief executive officer, it makes its own determination as to whether the candidates under consideration satisfy the above director qualifications and are otherwise suitable director candidates. The committee will also consider director candidates recommended by shareholders, who will be evaluated using the same criteria applied to other director candidates. The committee has sole authority to retain and terminate any search firm used to identify director candidates, including approving its fees and other retention terms. In this regard, from time to time the committee has retained a director search firm, whose function is to bring specific director candidates to the attention of the committee.

In addition, the Nominating & Governance Committee, in conjunction with the presiding non-management director, leads the Board in an annual performance evaluation. The committee also periodically reviews and makes recommendations to the Board with respect to the size, structure and meeting frequency of the Board and Board committees and periodically reviews and reassesses the adequacy of the Board's Governance Guidelines.

The Nominating & Governance Committee operates under a written charter that is annually reviewed by the committee. The current charter is available on Tribune's website at www.tribune.com.

Roger Goodan, Enrique Hernandez, Jr. (chairman), Robert S. Morrison, J. Christopher Reyes and William Stinehart, Jr. currently serve on the Nominating & Governance Committee. The Board has determined that all members of the Nominating & Governance Committee are independent within the meaning of the NYSE listing standards. The Nominating & Governance Committee met one time in 2005, in addition to the three meetings of the former Governance and Compensation Committee that were held prior to the committee restructuring.

Executive Committee

The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board from time to time and exercises the authority of the Board between meetings. Dennis J. FitzSimons (chairman), Robert S. Morrison, William A. Osborn and William Stinehart, Jr. currently serve on the Executive Committee. The Executive Committee did not meet in 2005.

Director Compensation

Tribune's director compensation program is designed to enable Tribune to attract and retain highly qualified individuals to serve as directors. Each non-management director is compensated through a combination of cash and stock-based awards, and may also be compensated for Board committee service. Although directors do not receive fees for attending Board or committee meetings, they are reimbursed for travel expenses incurred in attending meetings. Directors who are Tribune employees are not separately compensated for their service as directors.

In 2005, each non-management director received a compensation package consisting of a $75,000 cash retainer and a $75,000 stock award. In light of significant responsibilities imposed on members of the Board committees, the chairman of the Audit Committee and the chairman of the former Governance and Compensation Committee received an additional $15,000 cash retainer and the chairman of the Finance Committee and all Audit Committee members, including the chairman of the Audit Committee, received an additional $6,000 cash retainer.

Directors may defer receipt of all or a portion of their stock awards and cash retainers. Directors who elect to defer amounts are credited with dividend or other deemed income, based on investment alternatives they select. Payment of deferred account balances will be made in one or more installments as elected by participating directors upon termination of Board service.

In 2006, each non-management director will be compensated in the same manner and at the same levels as they were in 2005 for their service as director. In light of the restructuring of the standing Board committees, beginning in May 2006, the chairmen of the Compensation & Organization and Nominating & Governance Committees will each receive an additional $10,000 cash retainer. The additional cash retainers for the Audit Committee chairman and committee members will remain unchanged at $15,000 and $6,000, respectively.

Stock Ownership

The Board encourages outside directors to own Tribune common stock to further align their interests with those of Tribune's shareholders. Accordingly, directors are not permitted to transfer the shares of Tribune common stock they receive as stock awards until after they retire from Board service.

Certain Relationships and Related Transactions

Chandler Trusts. Three members of the Board, Jeffrey Chandler, Roger Goodan and William Stinehart, Jr., are trustees of two trusts known as the "Chandler Trusts." Mr. Chandler and Mr. Goodan are also beneficiaries of these trusts. The Chandler Trusts were the principal shareholders of The Times Mirror Company prior to the merger of Times Mirror into Tribune on June 12, 2000. In connection with the merger, the Chandler Trusts exchanged their Times Mirror common stock for 36,304,135 shares of Tribune common stock and Tribune amended its By-Laws to grant the Chandler Trusts the right to nominate three directors, one for each class of Tribune's Board of Directors. The Chandler Trusts' nominating rights will end on the earlier of the termination of the trusts or the sale of 15% or more of the shares of Tribune common stock they received at the time of the merger. As long as the Chandler Trusts have these rights, neither the Board of Directors nor any Board committee may nominate any person in opposition to the three Chandler Trust nominees. Jeffrey Chandler, Roger Goodan and William Stinehart, Jr. were the Chandler Trusts' initial nominees and became directors of Tribune following the merger. Mr. Chandler and Mr. Goodan are cousins (see "Stock Ownership—Principal Shareholders").

In 1997, the Chandler Trusts and Times Mirror entered into a transaction which, through the formation of a limited liability company, enabled Times Mirror to retire for accounting purposes a substantial block of Times Mirror stock. Times Mirror and its affiliates contributed to the limited liability company real property used in Times Mirror's business operations and cash and the Chandler Trusts contributed Times Mirror stock. Times Mirror leased back the real property under long-term leases. Upon completion of the merger of Times Mirror into Tribune, Tribune assumed these leases and the Times Mirror stock held by the limited liability company was converted into Tribune stock. In 2005, $19,332,760 of lease payments and $5,341,248 in dividends received on the Tribune stock held by this limited liability company were allocated to the Chandler Trusts.

In 1999, the Chandler Trusts and Times Mirror entered into a similar transaction that again enabled Times Mirror to retire for accounting purposes a substantial block of stock. Times Mirror's contribution to the limited liability company formed through this transaction consisted of cash and securities. The Chandler Trusts again contributed Times Mirror stock that was converted into Tribune stock upon completion of the merger of Times Mirror into Tribune. In 2005, $9,770,736 in dividends received on the Tribune stock held by this limited liability company were allocated to the Chandler Trusts.

Northern Trust Corporation. William A. Osborn is Chairman and Chief Executive Officer of Northern Trust Corporation. In 2005, Tribune and certain of its employee benefit plans paid Northern Trust Corporation and its subsidiaries $710,449 for trust and custody services, cash management and related services, and bank credit facility fees. This amount represented less than 0.03% of Northern Trust Corporation's total revenue in 2005. Effective January 1, 2006, Tribune retained The Northern Trust Company, the principal subsidiary of Northern Trust Corporation, as the trustee of each of Tribune's 401(k) savings plans.

Gibson, Dunn & Crutcher LLP. Mr. Stinehart was a partner in the law firm of Gibson, Dunn & Crutcher LLP until his retirement in December 2004. Gibson, Dunn & Crutcher LLP was external corporate counsel to Times Mirror and has provided legal services to Tribune since the merger. In consideration for legal services provided in 2005, Tribune paid $13,142 to Gibson, Dunn & Crutcher LLP. This amount represented less than 0.002% of Gibson, Dunn & Crutcher LLP's total revenue in 2005.

PROPOSALS TO BE VOTED UPON

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board currently consists of twelve members and is divided into three classes. Directors for each class are elected at the annual meeting held in the year in which the term for their class expires. Four directors will be elected at this year's annual meeting for terms expiring at the 2009 annual meeting. The nominees receiving the highest number of votes cast at the meeting will be elected.

Kathryn C. Turner, a director whose term expires at the 2007 annual meeting, has decided to resign as a director at the May Board meeting. Ms. Turner's decision was based on personal reasons and did not result from any disagreement with the Board, Tribune's management or its independent accountants.

Unless contrary instructions are given, all proxies will be voted for the election of Dennis J. FitzSimons, Betsy D. Holden, Robert S. Morrison and William Stinehart, Jr. to hold office until the 2009 annual meeting. Information regarding each of the nominees and the other directors continuing in office is set forth on pages 9-14.

Each of the nominees is an incumbent director. If any of the nominees becomes unavailable for election, an event that is not now anticipated, proxy holders will vote for the election of a substitute nominee as may be selected by the Board.

The Board recommends a vote FOR the election of Dennis J. FitzSimons, Betsy D. Holden, Robert S. Morrison and William Stinehart, Jr. as Tribune directors.

PROPOSAL TWO—RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as Tribune's independent accountants for the 2006 fiscal year. Representatives of PricewaterhouseCoopers LLP will be present at this year's annual meeting and will be available to respond to appropriate questions and to make a statement if they desire to do so.

The Board and the Audit Committee recommend a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as Tribune's independent accountants.

PROPOSAL THREE—SHAREHOLDER PROPOSAL CONCERNING TRIBUNE'S CLASSIFIED BOARD OF DIRECTORS

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W. Suite 215, Washington, D.C. 20037, owner of 250 shares of Tribune common stock, has given notice that she intends to present at the 2006 Annual Meeting the following proposal, which is OPPOSED by the Board of Directors:

  "RESOLVED: That the stockholders of Tribune recommend that the Board of Directors take the necessary steps to instate the election of directors ANNUALLY, instead of the stagger system which was recently adopted."

  "REASONS: The great majority of New York Stock Exchange listed corporations elect all their directors each year."

  "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board."

  "Many companies in recent years have adopted my resolution to end the stagger system including: Starwood, Marriott, Host Marriott, Carr American, Dow Jones, Merck, Bristol Myers Squibb, Goldman Sachs, Morgan Stanley, May, Federated, P&G and many others."

  "If you AGREE, please mark your proxy FOR this resolution."

Statement Against Shareholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

The Board and the Nominating & Governance Committee have given this proposal careful consideration and believe that it should not be implemented. Under Tribune's Certificate of Incorporation, the Board is divided into three classes with directors elected to staggered terms. This classified structure has been in place since 1974 and has been and continues to be an integral part of Tribune's overall governance structure.

The Board and the Nominating & Governance Committee each review Tribune's selected corporate governance practices annually and have each concluded that Tribune's classified board structure continues to be in the best interests of Tribune and its shareholders.

The Board and the Nominating & Governance Committee believe that a classified board is more advantageous to, and serves the best interests of, Tribune and its shareholders than a board that would be elected annually for the following reasons:

  •
  Protection Against Unfair and Abusive Takeover Tactics. A classified board is designed to safeguard the corporation against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the corporation. The classified board structure enhances the ability of the Board to negotiate the best results for all shareholders in these circumstances. It would not preclude a takeover, but it would afford Tribune time to evaluate the adequacy and fairness of any takeover proposal, negotiate with the sponsor on behalf of all shareholders and weigh alternatives, including the continued operation of Tribune's businesses, to provide maximum value for all shareholders.

  •
  Stability and Continuity. The three-year staggered terms are designed to provide stability, enhance mid- and long-term planning and ensure that a majority of Tribune's directors at any given time have prior experience as directors of Tribune. This ensures that the Board has solid knowledge of Tribune's business and strategy. Directors who have experience with Tribune and knowledge about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are best for Tribune and its shareholders. At the same time, Tribune shareholders have an opportunity each year to vote on several directors and to shape the decision-making of the Board accordingly.

  •
  Accountability to Shareholders. The Board further believes that annual elections for each director are not necessary to promote accountability. All directors are required to uphold their fiduciary duties to Tribune and its shareholders, regardless of how often they stand for election. The Board believes that directors elected to three-year terms are not insulated from this responsibility and are as accountable to shareholders as directors elected annually.

  •
  Corporate Governance. The Board is committed to corporate governance practices that will benefit Tribune's shareholders and regularly examines these practices in light of the changing environment. Tribune's Board Governance Guidelines focus on the independence and quality of the members of the Board and its effective functioning. The Board notes that numerous well respected U.S. corporations and institutional investors have classified boards.

In accordance with Tribune's Certificate of Incorporation and Delaware law, an amendment to Tribune's Certificate of Incorporation requires the adoption of an amendment by the Board followed by the affirmative vote of a majority of the outstanding shares of common stock entitled to vote. Therefore, adoption of this proposal would not in itself eliminate the classified Board, but would only amount to an advisory recommendation to the Board to take the necessary steps to achieve a declassified Board.

The Board recommends a vote AGAINST this shareholder proposal.

AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee is responsible for reviewing and monitoring Tribune's financial reporting and accounting practices. The Audit Committee also assesses the qualifications and independence of Tribune's independent accountants, the performance of Tribune's internal auditors and independent accountants, and the effectiveness of Tribune's compliance and ethics program. In performing its duties, the Audit Committee meets regularly with representatives of Tribune's management, internal auditors, legal counsel and independent accountants. The Audit Committee also reviews with Tribune's internal auditors and independent accountants the overall scope and plans for their respective audits. The independent accountants report directly to the Audit Committee and both the internal auditors and independent accountants have direct access to the Audit Committee.

Management is responsible for the preparation, integrity and fair presentation of Tribune's consolidated financial statements and related financial information. Management is also responsible for establishing, maintaining and assessing a system of internal controls designed to provide reasonable assurance to Tribune's management and the Board regarding the preparation of reliable published financial statements. In fulfilling its responsibilities, the Audit Committee reviewed and discussed with management Tribune's audited consolidated financial statements and the report of management on internal controls over financial reporting for the fiscal year ended December 25, 2005. The Audit Committee also discussed with management the quality, not just the acceptability, of Tribune's financial reporting and accounting practices.

The independent accountants are responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States of America. The independent accountants are also responsible for expressing an opinion on the effectiveness of Tribune's internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee discussed with the internal auditors and independent accountants the results of their examinations and their evaluations of Tribune's internal controls over financial reporting. The Audit Committee also reviewed with the independent accountants their judgments as to the quality, not just the acceptability, of Tribune's financial reporting and discussed the matters described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." In addition, the Audit Committee discussed with the independent accountants their independence from management and Tribune, and reviewed the accountants' written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees."

In addition to conducting the integrated audit of Tribune's consolidated financial statements and internal controls over financial reporting, the independent accountants provided other audit-related and permissible non-audit services to Tribune during fiscal year 2005. The Audit Committee reviewed the audit-related and permissible non-audit services provided by the independent accountants and determined that the provision of these services is compatible with the maintenance of their independence from management and Tribune. The Audit Committee must pre-approve all audit, audit-related and permissible non-audit services to be performed by the independent accountants, subject to certain de minimis exceptions for permissible non-audit services that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee also reviews with Tribune's Chief Executive Officer and Chief Financial Officer the processes by which such officers make certifications required by the Sarbanes-Oxley Act of 2002.

The Board accepted the Audit Committee's recommendation that the audited consolidated financial statements for the fiscal year ended December 25, 2005 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Betsy D. Holden
William A. Osborn, Chairman
Dudley S. Taft
Kathryn C. Turner

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of Independent Accountants

The Audit Committee has responsibility for appointing, setting fees, and overseeing the work of the independent accountants. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit, audit-related and permissible non-audit services provided by the independent accountants, subject to de minimis exceptions for non-audit services that are approved by the Audit Committee prior to the completion of the audit. The projects and categories of service that the Audit Committee pre-approves are as follows:

Audit Services. Audit services include work performed in connection with the audit of consolidated financial statements, as well as work that is normally provided by the independent accountants in connection with statutory and regulatory filings or engagements. These services include work performed in connection with the audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Services. These services are for assurance and related services that are traditionally performed by the independent accountants and that are reasonably related to the work performed in connection with the audit, including due diligence related to mergers and acquisitions, employee benefit plan audits and audits of subsidiaries and affiliates.

Tax Services. These services are related to tax compliance, tax advice and tax planning.

Other Services. These services include all other permissible non-audit services provided by the independent accountants and are pre-approved on an engagement-by-engagement basis.

Prior to the engagement of the independent accountants, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent accountants and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval for which advance approval is required. In those instances, the Audit Committee pre-approves the services before engaging the independent accountants.

The Audit Committee has delegated pre-approval authority to the chair of the committee. The chair must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Accountants

The fees for all services provided by the independent accountants for the fiscal years ended December 25, 2005 and December 26, 2004 are shown below (in thousands):

	2005	2004
Audit Fees (1)	$2,200	$2,710
Audit-Related Fees (2)	639	456
Tax Fees (3)	0	47
All Other Fees
Employee benefit plan filings	163	184
Software license fee (4)	2	2

Total all services	$3,004	$3,399

(1)
Fees for the integrated audit of Tribune's annual consolidated financial statements and internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Fees also include reviews of quarterly Forms 10-Q.

(2)
Includes audits of Tribune's employee benefit plans and audits of certain Tribune affiliates. 2005 also includes accounting consultations related to pension matters and audits of subsidiary financial statements.

(3)
2004 includes fees related to the preparation of tax returns for certain Tribune affiliates.

(4)
License fee for accounting research software.

EXECUTIVE COMPENSATION

Report of the Compensation & Organization Committee

Overview

Tribune seeks to offer compensation that will attract and retain top-quality management employees and that reflects competitive conditions in the lines of business and geographic areas in which Tribune operates. Elements of compensation are designed to reflect the performance of Tribune as a whole and the individual performance of the employee. The compensation for Tribune's executives and other key employees in 2005 consisted of salary, an annual incentive bonus, stock options, restricted stock and other benefits.

Tribune executives and other key employees are eligible to receive annual incentive bonuses and equity compensation pursuant to the Tribune Company Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan is designed to reward performance, ensure competitive compensation and motivate Tribune executives and other key employees to act in the long-term best interests of Tribune and its shareholders by tying their compensation to Tribune's growth and success.

The Compensation & Organization Committee (the "Committee") reviews the compensation of key executives and other selected employees annually and at the time of promotions. Upon completion of all compensation reviews, the Committee reports its determinations to the full Board of Directors. The annual reviews typically occur in connection with the February Committee meeting, with salary increases becoming effective and incentive bonuses being paid by the end of February. Stock option grants are typically made annually on the day of the February Committee meeting and the exercise price of these stock options is Tribune's closing stock price on that date.

In addition to stock options, the Incentive Plan authorizes awards of stock appreciation rights, restricted stock, unrestricted stock and restricted stock units. In 2005, Tribune granted an aggregate of 24,500 shares of restricted stock in connection with the hiring of new key employees and as an additional incentive for certain high performing key employees. In February 2006, the Committee included restricted stock units as part of its annual equity compensation awards to executives and other key employees and, as an additional incentive, approved special grants of restricted stock units to certain executives and other key employees. The special restricted stock unit grants were not granted to any of the executives named in the summary compensation table. The Committee may adjust the structure of the compensation package offered to Tribune's executives and other key employees in future years to reflect changing market practices and/or changing corporate strategic priorities.

Salaries

Salary levels for executive positions are set in a manner that reflects the duties and level of responsibilities inherent in the positions. In evaluating the salary level for a given position, the Committee considers compensation surveys prepared by independent outside organizations that compare salaries paid by other companies to executives in that position. These surveys incorporate compensation information from over 100 media companies, including many with market capitalizations similar to Tribune. These surveys cover more companies than are included in the indices used in the stock performance graph on page 28. The Committee sets the salaries of key executives and other selected employees within the range of accepted practice, but does not target a specific percentile range within the comparative groups described in the compensation surveys. The particular qualifications of the individual holding the position, their contribution to Tribune's performance and their level of experience are also considered in establishing salary levels.

The Committee also reviews broad industry data, including comparative surveys of salary information for comparable positions, in connection with annual salary reviews and promotions. The data reviewed by the Committee is evaluated in light of its applicability to the individual's position and level of responsibility. The primary criteria influencing salary adjustments are performance, contribution of the individual to Tribune and market competitiveness. Salary changes reflect Tribune's performance to the extent that the company's performance is considered in establishing the salary guidelines applicable for all salaried employees. In February 2005, the Committee modestly increased the annual salaries of Tribune's executives and other key employees and, in February 2006, the Committee continued its practice of approving modest increases, with the exception of market-based salary increases for certain executives and other key employees.

The salary of Dennis J. FitzSimons, Tribune's Chairman, President and Chief Executive Officer, was increased by approximately 3% to $955,000 in February 2005. In February 2006, the Committee increased Mr. FitzSimons' salary by approximately 3%, to $985,000. This rate of increase was consistent with Tribune's overall merit increase guidelines for salaried employees.

Annual Management Incentive Plan Bonuses

Tribune's annual management incentive plan provides executives and other key employees the opportunity to earn an annual incentive bonus based on their performance and the financial performance of their business unit or group or of Tribune as a whole. For 2005, the Committee determined that operating cash flow and equity income would be used as the financial performance measures for determining annual management incentive plan bonuses. Operating cash flow is a measurement of Tribune's earnings subject to adjustments for extraordinary items. Management incentive plan bonuses for corporate executives, including Mr. FitzSimons, were based on the achievement of consolidated goals, while management incentive plan bonuses for publishing and broadcasting executives were based on achievement of the goals for their respective business unit or group.

The Committee also established target bonus levels, stated as a percentage of year-end salary, for executives and certain other key employees, based on his or her level of responsibility. The aggregate of all annual incentive bonuses awarded to executives and other key employees within a specific business unit or group is generally established by multiplying the target bonuses for all participants within that business unit or group by the percentage achievement of established operating cash flow and equity income goals. The Committee may also consider an executive's individual performance in determining the amount of his or her management incentive plan bonus.

In considering bonuses for Tribune's executives and key employees other than Mr. FitzSimons, the Committee receives a performance assessment from Mr. FitzSimons. In assessing the performance of Mr. FitzSimons, the Committee meets privately with Tribune's other outside directors. For 2005, the Committee awarded Mr. FitzSimons a bonus of $250,000. This bonus was calculated based upon Tribune's performance relative to the operating cash flow and equity income goals established by the Committee and Mr. FitzSimons' individual performance in 2005 as compared to pre-determined individual goals established by the Committee.

Equity Compensation

Tribune for many years has used stock options as long-term incentives to compensate and retain those executives and other key employees who have shown leadership in growing Tribune's revenues or have otherwise exhibited outstanding individual performance. While Tribune continues to believe that stock options are an important component of executive compensation, in 2005 the Committee approved a limited amount of restricted stock for use in connection with the hiring of new key employees and as an additional incentive for certain high performing key employees. In February 2006, the Committee included restricted stock units as part of its annual equity compensation awards for its executives and other key employees and, as an additional incentive, the Committee approved special grants of restricted stock units to certain executives and certain key employees. The special restricted stock unit grants were not granted to any of the executives named in the summary compensation table.

In response to evolving compensation practices, in each of the past three years management has recommended, and the Committee has approved, a reduction in the total number of options granted by Tribune. The total number of options granted in February 2005 was 49% lower than the total number of options granted in February 2002, and the aggregate grant date value of the options granted in February 2005 was 61% less than the aggregate grant date value of the options granted in February 2002.

Stock options directly relate the amounts earned by the executives and other key employees to the amount of appreciation realized by Tribune shareholders over comparable periods. The Incentive Plan provides for a term of up to ten years for stock options. Options are granted at the fair market value of Tribune common stock on the grant date and generally vest in equal annual installments over a period of four years from the grant date for options granted prior to February 2006 and over a period of three years from the grant date for the February 2006 annual grants. The stock options awarded in February 2006, 2005 and 2004 were for eight-year terms, two years shorter than the ten-year terms of the stock options awarded in prior years. The Committee has the ability to modify both the term and vesting schedule for new stock option grants within the parameters of the Incentive Plan. In February 2005, the Committee awarded Mr. FitzSimons a nonqualified stock option to purchase 200,000 shares at $40.59, the fair market value of Tribune's common stock on the grant date.

Each restricted stock unit entitles the award recipient to receive one share of common stock in the year in which the award vests. Restricted stock units and shares of restricted stock create an incentive for recipients to increase the value of Tribune common stock and the vesting period fosters employee retention. Restricted stock units and shares of restricted stock also result in less dilution to Tribune's shareholders, as compared to stock options, because each restricted stock unit and each share of restricted stock granted has more value as of the grant date than each option granted, resulting in the issuance of fewer shares of stock to provide the same incentive. Restricted stock units and shares of restricted stock generally vest in equal installments over a three-year period, except for the special February 2006 restricted stock unit grants, which vest in full three years after the grant date. With respect to the restricted share units, during the vesting period, the holder of the restricted stock unit will not be entitled to vote the underlying shares and dividend equivalents will be accumulated and paid in additional shares in the year in which the award vests. With respect to shares of restricted stock, during the vesting period, the holder of the restricted stock is entitled to vote the shares and receive all dividends paid on the shares. In each case, once vested, the shares are held free and clear of restriction. The Committee has the ability to modify the terms, including the vesting schedule, for new restricted stock unit awards and restricted stock awards, in each case, within the parameters of the Incentive Plan.

Other Benefits

Executives and other key employees participate in various health, life, disability and retirement benefit programs that are generally made available to all salaried employees, some of which provide them with the opportunity to acquire Tribune stock. Tribune also maintains a supplemental defined contribution plan for employees who earn salaries in excess of the limit imposed by the Internal Revenue Code, to replace contributions that would otherwise be lost by the imposition of such limit. Executives and other key employees also receive certain traditional benefits and perquisites that are customary for their positions.

Stock Ownership Guidelines

The Committee believes that stock ownership guidelines for Tribune's executives and other key employees have the positive effect of further aligning their interests with those of Tribune's shareholders. The guidelines generally range from a high of ten times annual salary in the case of Mr. FitzSimons to one times annual salary. Individuals are expected to achieve the suggested ownership level over a six-year period in annual increments. Shares held in Tribune benefit plans are counted in satisfying the guidelines, but unexercised stock options and unvested shares of restricted stock and restricted stock units are not counted. All of the executives named in the summary compensation table have achieved their suggested stock ownership levels. For 2005, the stock ownership guidelines applied to approximately 140 individuals.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the tax deduction for certain executive compensation payments. Performance-based compensation meeting specified requirements is exempt from this deduction limit. In 2005, the Committee granted performance-based compensation awards pursuant to the Incentive Plan that were not subject to the deduction limit. The Committee intends to continue to grant awards pursuant to the Incentive Plan that are not subject to the deduction limit to the extent that they are consistent with corporate performance objectives.

Jeffrey Chandler
Enrique Hernandez, Jr.
Robert S. Morrison, Chairman
J. Christopher Reyes
Miles D. White

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

Name and Principal Position(1)	Year	Salary(2)	Bonus	Other(3)	Securities Underlying Options(4)	All Other Compensation(5)

Dennis J. FitzSimons Chairman, President and Chief Executive Officer	2005 2004 2003	$950,385 917,308 850,000	$250,000 260,000 1,200,000	$72,180 80,053 47,587	200,000 455,637 442,889	$85,535 82,557 113,064

Scott C. Smith President, Tribune Publishing Company	2005 2004 2003	525,000 445,115 420,062	154,000 235,000 250,000	30,028 22,045 33,526	85,000 139,777 146,094	47,250 40,061 57,210

Donald C. Grenesko Senior Vice President/ Finance and Administration	2005 2004 2003	524,692 504,769 462,877	102,800 125,000 305,000	14,000 14,535 17,182	75,000 188,466 175,097	47,222 45,429 62,581

John E. Reardon President, Tribune Broadcasting Company	2005 2004 2003	418,615 402,524 369,981	90,000 145,000 275,000	14,000 20,000 20,000	40,000 91,990 85,066	37,675 36,227 51,320

Crane H. Kenney Senior Vice President, General Counsel and Secretary	2005 2004 2003	397,846 384,308 370,508	78,000 115,000 270,000	20,000 20,000 24,834	55,000 64,108 131,396	35,806 34,588 51,208

(1)
John E. Reardon was appointed President of Tribune Broadcasting Company on November 10, 2005. Mr. Reardon served as Group Vice President of Tribune Broadcasting Company from March 2004 until November 10, 2005.
(2)
Amounts represent base salary for 52 weeks for each fiscal year.
(3)
The amounts reported in this column consist of reimbursements for the payment of taxes and perquisites. For fiscal 2005, perquisites for these executives included: (i) a $14,000 automobile allowance; (ii) personal financial counseling, as follows: Mr. FitzSimons, $8,906; and Mr. Smith, $5,676; (iii) a $6,000 club allowance to each of Messrs. FitzSimons, Smith and Kenney; and (iv) with respect to Mr. FitzSimons, $19,811 for personal use of Tribune's airplane, valued at the incremental cost of such use to Tribune. The incremental cost to Tribune of personal use of Tribune's aircraft is calculated based on the average variable operating costs to Tribune, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, training, utilities, taxes and general repairs and maintenance, are excluded. The amount reported for personal use of Tribune's aircraft in 2005 reflects a change in valuation methodology from the 2004 and 2003 fiscal years in which the reported amount for such personal use had been calculated using the Standard Industrial Fare Level (SIFL) tables prescribed under applicable IRS regulations.
(4)
Amounts represent new options to purchase shares of common stock granted during the 2005 fiscal year and new options and replacement options granted during fiscal years 2004 and 2003. No replacement options were granted during the 2005 fiscal year. New options granted in fiscal years 2004 and 2003 were as follows: Mr. FitzSimons, 200,000 and 275,000, respectively; Mr. Smith, 42,000 and 70,000, respectively; Mr. Grenesko, 60,000 and 85,000, respectively; Mr. Reardon, 38,000 and 45,000, respectively; and Mr. Kenney, 50,000 and 65,000, respectively.
(5)
The amounts reported in this column for fiscal year 2005 consist of: (i) company contributions of $18,900 credited to each executive under the Tribune Company 401(k) Savings and Profit Sharing Plan, a qualified defined contribution plan, and (ii) company contributions credited to each executive under Tribune's non-qualified defined contribution plan, as follows: Mr. FitzSimons, $66,635; Mr. Smith, $28,350; Mr. Grenesko, $28,322; Mr. Reardon, $18,775; and Mr. Kenney, $16,906.

Option Grants in Last Fiscal Year

The following table presents information on stock options granted during the fiscal year ended December 25, 2005.

	Individual Grants

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Grant Date Present Value(2)

Dennis J. FitzSimons	200,000	5.27%	$40.59	02/08/13	$2,101,900

Scott C. Smith	85,000	2.24	40.59	02/08/13	893,308

Donald C. Grenesko	75,000	1.98	40.59	02/08/13	788,213

John E. Reardon	40,000	1.05	40.59	02/08/13	420,380

Crane H. Kenney	55,000	1.45	40.59	02/08/13	578,023

(1)
The terms of each of the stock options listed above provide that the stock options are exercisable in four equal annual installments after award, are exercisable immediately upon a change in control of Tribune and have eight-year terms. However, on December 16, 2005, pursuant to authorization from the Compensation & Organization Committee of the Board of Directors, Tribune accelerated the vesting of each of the stock options listed above to December 16, 2005. The accelerated vesting of these stock options was one of several actions Tribune has recently taken to reduce stock-based compensation expense that will be recorded in future years with the adoption of Statement of Financial Accounting Standards No. 123R.

(2)
Values calculated using the Black-Scholes option pricing model applied as of the grant date. The weighted-average assumptions used to calculate these values are as follows: risk-free interest rate of 3.69%; expected dividend yield of 1.80%; expected life of 5 years; and expected stock price volatility of 28.12%. The actual values may vary significantly from these estimated values and will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table presents information regarding the aggregate option exercises and year-end option values for each of the named executive officers for the fiscal year ended December 25, 2005.

			Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End(1)
	Number of Shares Acquired on Exercise
		Value Realized
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Dennis J. FitzSimons	0	$0	1,444,786	62,500	$0	$0
Scott C. Smith	0	0	529,894	17,500	0	0
Donald C. Grenesko	0	0	602,290	21,250	0	0
John E. Reardon	0	0	306,234	10,000	0	0
Crane H. Kenney	0	0	463,942	16,250	0	0

(1)
Based on a closing stock price of $30.52 per share on December 23, 2005, the last trading day of Tribune's fiscal year.

Pension Plan Information

The executive officers named in the summary compensation table participate in the Tribune Company Pension Plan (the "Pension Plan") and the Tribune Company Supplemental Benefit Plan (the "Supplemental Plan"). Because the Internal Revenue Code places certain limitations on the amount of pension benefits that may be paid under qualified plans, any benefits payable in excess of those limitations will be paid under the Supplemental Plan. The plans were amended in 1989 and the estimated benefits the executives named in the summary compensation table may receive depend on which Tribune entity employed the individual prior to the amendments. The pension benefits are not subject to any deduction for social security or other offset amounts. These amounts are estimated on the assumption that the executive will commence receiving benefits at age 65 and that the executive will receive pension benefits in the form of a life annuity with no surviving benefits.

Until December 31, 1998, the annual pension benefit under the plans, taken together, was generally determined by the executive's credited years of service (up to a maximum of 35 years) multiplied by a percentage of the executive's final average compensation (compensation during the final five years of employment). The Pension Plan and the Supplemental Plan were frozen at December 31, 1998 so that participants' service and compensation after that date will not be counted in computing benefits. The executives named in the summary compensation table will be entitled to receive under the Pension Plan and the Supplemental Plan annual benefits upon retirement at age 65 as follows: Mr. FitzSimons, $108,498; Mr. Smith, $101,107; Mr. Grenesko, $79,852; Mr. Reardon, $49,649; and Mr. Kenney, $12,371.

Severance Arrangements

Tribune maintains a Transitional Compensation Plan For Executive Employees. This plan provides termination benefits to a total of 24 executives and other key employees of Tribune and its subsidiaries who, within 36 months following a change in control, are terminated without cause or terminate their employment due to a reduction in their compensation or benefits or a change in the city in which they are required to work. This plan also provides that certain participants may elect to terminate their employment during the thirteenth month following a change in control and qualify to receive the benefits under the plan.

For the purposes of this plan, a "change in control" means:

  •
  the acquisition, other than from Tribune, by a person, entity or group of 20% or more of the combined voting power of Tribune's outstanding voting securities;

  •
  a change in the composition of the Board whereby the incumbent directors cease to constitute at least a majority of the Board without the approval of the Board; or

  •
  consummation of a merger or reorganization of Tribune where the shareholders of Tribune prior to the merger or reorganization do not own more than 50% of the reorganized company.

Benefits under this plan include:

  •
  payment in cash equal to two times (in certain cases three times) the sum of (i) the highest annual rate of the executive's base salary in effect within three years of the date of the participant's termination and (ii) 200% of the participant's target bonus payable for the year in which the change in control occurs;

  •
  outplacement services; and

  •
  continuation of life, health and disability insurance for up to three years.

In addition, the plan provides that Tribune will reimburse the executive for any excise tax that results from payments upon termination being treated as excess parachute payments under federal income tax law. Each of the executives named in the summary compensation table is covered by the plan.

All stock options, shares of restricted stock and restricted stock units granted to executives or other key employees become immediately vested and exercisable upon a change in control of Tribune as defined in the applicable plan and in grant agreements evidencing awards. The definitions of change in control are essentially the same as described above.

STOCK PERFORMANCE GRAPH

The following graph compares the five-year cumulative total return on Tribune common stock with the cumulative total return during the same period for companies included in the S&P 500 Stock Index and the S&P 500 Publishing and Printing Index. The S&P 500 Publishing and Printing Index includes Tribune Company, Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., The McGraw-Hill Companies, Inc., Meredith Corporation and The New York Times Company. The S&P 500 Stock Index is comprised of 500 U.S. companies, including Tribune Company, in the industrial, transportation, utilities and financial sectors. Both the S&P 500 Stock Index and the S&P 500 Publishing and Printing Index are weighted by market capitalization.

	2000	2001	2002	2003	2004	2005

Tribune Company	$100.00	$89.63	$109.92	$125.83	$103.93	$76.40

S&P 500	100.00	88.15	68.79	88.29	97.77	102.50

S&P 500 Publishing and Printing	100.00	103.46	110.25	130.78	127.00	110.94

    Based on $100 invested on December 31, 2000 in Tribune common stock, the S&P 500 Stock Index and the S&P 500 Publishing and Printing Index. Total return assumes reinvestment of dividends quarterly.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In order to submit proposals for consideration at an annual meeting, shareholders must comply with the procedures set forth in Tribune's By-Laws and securities laws, rules and regulations. Tribune's By-Laws provide that in order for a shareholder to propose business for consideration at an annual meeting, notice of the proposal must be delivered to Tribune not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. Accordingly, a shareholder proposal intended to be considered at the 2007 annual meeting must be received by Tribune after the close of business on January 2, 2007 and prior to the close of business on February 1, 2007. However, under securities laws, if a shareholder desires to have the proposal included in Tribune's proxy statement for the 2007 annual meeting, notice of the proposal must be delivered to Tribune on or before November 24, 2006.

Shareholders may also nominate a candidate for election as a director. Tribune's By-Laws provide that notice of shareholder nominations for election of directors must be received by Tribune not less than 90 days and not more than 120 days prior to the meeting at which directors are to be elected. As more fully described in Tribune's By-Laws, this notice must include the proposed nominee's name, age, business and residence addresses, and principal occupation, the number of shares of Tribune common stock he or she beneficially owns, and a signed consent of the proposed nominee to serve as a director of Tribune if elected. The advance notice requirement affords the Nominating & Governance Committee the opportunity to consider the qualifications of the proposed nominee and, to the extent deemed necessary or desirable by the Board, inform shareholders about these qualifications.

Proposals and director nominations should be directed to Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611, Attention: Corporate Secretary. Only proposals and nominations that meet the requirements set forth in Tribune's By-Laws will be considered. Tribune's By-Laws and additional information regarding shareholder proposals and director nominations are available on Tribune's website at www.tribune.com.

PROXY SOLICITATION EXPENSES AND ELECTRONIC DELIVERY

Tribune will pay all expenses incurred in connection with the printing and delivery of proxy materials and the solicitation of proxies. Following the initial printing and delivery of proxy materials and the solicitation of proxies by mail, Tribune directors, officers and other employees may solicit proxies in person or by telephone, but without extra compensation. In addition, Tribune has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee not to exceed $13,000, plus reimbursement of out-of-pocket expenses. This solicitation may be made by mail, email, telephone or in person. Tribune will, upon request, reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold Tribune stock.

Shareholders can help save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report for future meetings electronically over the Internet. If you hold shares in your name (instead of through a broker), you can choose this option by following the instructions at the Internet voting website at www.computershare.com/expressvote. If you hold your shares through a broker, you should follow the instructions regarding electronic delivery, if any, provided by your broker.

ANNUAL REPORT

The Tribune Company 2005 Annual Report, a report to shareholders that includes Tribune's Annual Report on Form 10-K for the fiscal year ended December 25, 2005 (without exhibits), is being distributed with this proxy statement, but neither the Tribune Company 2005 Annual Report nor the information contained in the Annual Report on Form 10-K is incorporated in this proxy statement and neither is part of the proxy soliciting materials. Requests for additional copies of this proxy statement or the Tribune Company 2005 Annual Report (including the Annual Report on Form 10-K) may be made by contacting the Corporate Relations Department, Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611, telephone (800) 757-1694, or through Tribune's website at www.tribune.com.

By Order of the Board of Directors,

Crane H. Kenney
 Senior Vice President, General Counsel and Secretary

March 24, 2006

Annex A

TRIBUNE COMPANY
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OPERATING CHARTER

PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (a) the integrity of the Company's financial statements, (b) the independent accountants' qualifications and independence, (c) the performance of the Company's internal audit function and independent accountants, and (d) the Company's compliance and ethics program.

COMMITTEE MEMBERSHIP

The Committee shall consist of no fewer than three members. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Securities and Exchange Commission (the "Commission"). At least one member of the Audit Committee shall be an audit committee financial expert as defined by the Commission and as determined by the Board of Directors. The members and chairperson of the Committee shall be appointed and replaced by the Board of Directors.

MEETINGS

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent accountants in separate executive sessions. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Committee shall have the sole authority to appoint or replace the independent accountants (subject to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent accountants shall report directly to the Committee.

The Committee shall pre-approve all auditing services and permitted non-auditing services (including the fees and terms thereof) to be performed for the Company by the independent accountants, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit.

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittees to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent accountants for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Committee shall make regular reports to the Board of Directors. The Committee shall review and reassess the adequacy of this Charter annually and shall submit any proposed substantive changes to the Board of Directors for approval. The Committee shall annually review its own performance.

The Committee shall prepare the report required by the rules of the Commission to be included in the Company's annual proxy statement.

The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.
Meet to review and discuss with management and the Company's independent accountants the annual audited financial statements, including the Company's specific disclosures made in management's discussion and analysis, and recommend to the Board of Directors whether the audited financial statements should be included in the Company's Form 10-K.

2.
Review and discuss with management and the Company's independent accountants the annual reports on internal controls over financial reporting that will be included in the Company's Form 10-K in accordance with Section 404 of the Sarbanes-Oxley Act. Review and discuss any significant deficiencies or material weaknesses in the Company's internal controls over financial reporting that are disclosed to the Committee by management or the independent accountants, and the steps being taken to resolve them.

3.
Meet to review and discuss with management and the independent accountants the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the Company's specific disclosures made in management's discussion and analysis and the results of the independent accountants' reviews of the quarterly financial statements.

4.
Discuss with management and the independent accountants significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles.

5.
Review and discuss reports from the independent auditors on:

(a)
All critical accounting principles and practices to be used.

(b)
All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants.

(c)
Other material written communications between the independent accountants and management.

6.
Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally, consisting of discussing the types of information to be disclosed and the types of presentations to be made.

7.
Discuss with management and the independent accountants the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

8.
Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

9.
Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

10.
Review disclosures made to the Committee by the Company's Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

Oversight of the Company's Relationship with the Independent Accountants

11.
Review and evaluate the lead partner of the independent accountants' team.

12.
Obtain and review a report from the independent accountants at least annually regarding (a) the independent accountants' internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or publicly disclosed findings resulting from reviews of public oversight bodies or investigations by governmental authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues or findings, and (d) all relationships between the independent accountants and the Company. Evaluate the qualifications, performance and independence of the independent accountants, including considering whether the accountants' quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the accountants' independence, and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent accountants to the Board of Directors.

13.
Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

14.
Set policies for the Company's hiring of employees or former employees of the independent accountants who participated in any capacity in the audit of the Company.

15.
Meet with the independent accountants prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company's Internal Audit Function

16.
Review the appointment and replacement of the senior internal auditing executive.

17.
Review the significant issues raised in reports to management prepared by the internal auditing department and management's responses.

18.
Discuss with the independent accountants and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit function.

Compliance and Ethics Program Oversight Responsibilities

19.
Obtain from the independent accountants assurance that Section 10A(b) of the Exchange Act regarding illegal acts has not been implicated.

20.
Obtain reports from management, the Company's senior internal auditing executive and the Company's vice president of corporate compliance and risk management that the Company has an effective compliance and ethics program that is in conformity with applicable legal requirements and the Company's Code of Business Conduct, including the provisions related to insider trading and conflicts of interest. Advise the Board of Directors with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and ethics and with the Company's Code of Business Conduct.

21.
Review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22.
Discuss with management and the independent accountants any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

23.
Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

LIMITATION OF AUDIT COMMITTEE'S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent accountants.

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PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card	123456	C0123456789	12345

A
Election of Directors
1.	The Board of Directors recommends a vote FOR the listed nominees. Nominees are:
	01 - Dennis J. FitzSimons	03 - Robert S. Morrison
	02 - Betsy D. Holden	04 - William Stinehart, Jr.
☐	To Vote FOR All Nominees	☐	To WITHHOLD Vote From All Nominees
☐	For All Except -	To withhold a vote for a specific nominee, mark this box with an X and write the number(s) in the box provided to the right.

B
Ratification of Accountants
The Board of Directors recommends a vote FOR proposal 2.
2.	Ratification of independent accountants.	For	Against	Abstain
		☐	☐	☐
C
Shareholder Proposal
The Board of Directors recommends a vote AGAINST proposal 3.
3.	Shareholder proposal concerning Tribune's classified board of directors.	For	Against	Abstain
		☐	☐	☐
D
Other Business
4.	With discretionary power in the transaction of such other business as may properly come before the meeting or any adjournment thereof.	☐	Mark this box with an X if you have made changes to your name or address details above.
E
Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

☒	0 0 7 9 4 3 1	1 U P X	C O Y	+

Proxy - Tribune Company

Dear Shareholder:

Your vote is important! We encourage you to vote your shares promptly and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week. If you vote on the Internet or by telephone, please do not mail your proxy card.

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send all future voting materials to you by email, along with a link to Tribune's proxy voting site. To register for electronic delivery of future proxy materials, go to www.computershare.com\us\ecomms and follow the prompts.

Proxy for Annual Meeting of Shareholders to be held May 2, 2006
Solicited by the Board of Directors

I hereby appoint Dennis J. FitzSimons and Crane H. Kenney, or either of them, as proxies to vote all the shares of Tribune Company common stock that I may be entitled to vote at the Annual Meeting of Shareholders to be held on May 2, 2006, or at any adjournment thereof, as specified on the reverse side of this proxy card with respect to:

  1.
  the election of directors — the nominees are Dennis J. FitzSimons, Betsy D. Holden, Robert S. Morrison and William Stinehart, Jr. — to serve until the 2009 Annual Meeting;
  2.
  the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants;
  3.
  a shareholder proposal concerning Tribune's classified Board of Directors; and
  4.
  discretionary power in the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Please see the instructions below to vote by telephone or on the Internet. To vote by mail, please complete, sign and date this proxy card on the reverse side and mail promptly in the enclosed envelope. Tribune's Board of Directors recommends a vote FOR the election of the nominees listed, FOR the ratification of independent accountants and AGAINST the shareholder proposal concerning Tribune's classified Board of Directors. If no direction is given, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3, and the proxies will vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

As described in the proxy statement, if there are shares of Tribune Company common stock allocated to you in benefit plans, the instructions you give on this proxy card or by telephone or on the Internet will be used as instructions to the trustee or nominee of the plans to vote all of your shares in the plans at the annual meeting and any adjournment thereof. Your instructions will also be used to authorize the trustee or nominee to vote in its judgment on such other business as may properly come before the meeting and any adjournment thereof.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 2, 2006.
THANK YOU FOR VOTING

QuickLinks

TABLE OF CONTENTS
PROXY STATEMENT
ABOUT THE MEETING
STOCK OWNERSHIP
CORPORATE GOVERNANCE
BOARD OF DIRECTORS
PROPOSALS TO BE VOTED UPON
AUDIT COMMITTEE
EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
PROXY SOLICITATION EXPENSES AND ELECTRONIC DELIVERY
ANNUAL REPORT
TRIBUNE COMPANY AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OPERATING CHARTER